Vera Bradley Announces Fiscal Year 2015 Second Quarter Results

Second quarter net revenues totaled $120.1 million

Net income totaled $7.6 million, or $0.19 per diluted share, for the quarter

Company reconfirms EPS guidance for full year

Company ends quarter with strong cash position of $79.1 million and year-over-year inventories down 21.6%

Board approves share repurchase plan up to $40 million

FORT WAYNE, Ind., September 10, 2014 - Vera Bradley, Inc. (Nasdaq: VRA) (“Vera Bradley” or the “Company”) today announced its financial results for the second quarter and six months ended August 2, 2014.

Net revenues totaled $120.1 million for the current year second quarter, compared to $125.4 million in the prior year second quarter ended August 3, 2013. Net income totaled $7.6 million, or $0.19 per diluted share, for the current year second quarter compared to net income of $15.0 million, or $0.37 per diluted share, in the prior year second quarter.

For the six months ended August 2, 2014, net revenues totaled $233.6 million, compared to $248.4 million in the prior year six months ended August 3, 2013. Net income totaled $14.2 million, or $0.35 per diluted share, for the current year six month period compared to net income of $24.1 million, or $0.59 per diluted share, in the comparable prior year period.

Robert Wallstrom, Chief Executive Officer, noted, “We achieved our earnings per share guidance for the quarter and are reconfirming our EPS guidance for the full year. Second quarter sales were at the high end of our expectations, and, as a percent of sales, SG&A expenses were at the low end of our target.”

“Even though the short-term continues to be challenging, I am very pleased with the progress we are making against our long-term product, distribution, and marketing strategies. We are evolving and modernizing our product assortments, expanding our reach through opening new full-line and factory outlet stores, transitioning to a ‘made-for-outlet’ format in our factory outlet stores, enhancing our online presence, and intensifying and focusing our marketing efforts. We carefully managed our inventories and ended the quarter with a strong cash position and no debt. Importantly, we have assembled the talented and experienced leadership team that will drive the execution of our five-year strategic plan.”

Second Quarter Results

Current year second quarter net revenues of $120.1 million were at the top end of the Company’s guidance of $113 million to $120 million. Prior year second quarter revenues totaled $125.4 million.

Current year second quarter Direct segment revenues totaled $78.9 million, a 5.2% increase over $75.0 million in the prior year second quarter. In the Company’s stores, second quarter year-over-year net revenues grew 3.5%, reflecting the opening of nine full-line and six outlet stores during the past 12 months, which was partially offset by a comparable store sales decline. Total company comparable sales fell 5.3% for the quarter (which includes a 14.2% decline in store sales, partially offset by a 9.3% increase in e-commerce sales, including direct-to-consumer eBay sales). Going forward, the Company will include eBay sales in its comparable sales calculations; refer to the attached schedule for historical comparable sales data adjusted to include eBay sales. Excluding eBay, total company comparable sales fell 8.8% for the quarter. As expected, second quarter comparable sales were negatively impacted by year-over-year declines in traffic and underperformance of the product offering.

Indirect segment revenues decreased 18.2% to $41.2 million from $50.4 million in the prior year second quarter, primarily due to lower orders from the Company’s specialty retail accounts as well as a reduction in the number of specialty retail accounts.

Gross profit for the quarter totaled $64.1 million, or 53.3% of net revenues, compared to $71.8 million, or 57.2% of net revenues, in the prior year second quarter. The year-over-year decline in gross margin rate was primarily related to overhead costs deleveraging and modestly increased year-over-year online promotional activity. The second quarter gross margin rate was slightly below guidance of 53.5% to 54.0%, primarily due to a modest increase in online promotional activity.

SG&A expense totaled $51.8 million, or 43.1% of net revenues, in the current year second quarter, compared to $48.3 million, or 38.6% of net revenues, in the prior year second quarter. As expected, SG&A dollars increased over the prior year primarily due to investments related to achieving the five-year strategic plan including key management additions, new store expenses, and marketing and e-commerce initiatives. The SG&A expense rate was at the low end of the 43.0% to 44.5% guidance primarily due to cost containment efforts and sales at the high end of guidance.

Operating income totaled $12.8 million, or 10.6% of net revenues, in the current year second quarter, compared to operating income of $24.1 million, or 19.2% of net revenues, in the prior year second quarter.

The effective tax rate was 40.3% for the quarter compared to 37.7% in the prior year second quarter. The year-over-year increase in the effective rate was due primarily to state tax matters including an incremental reserve related to an ongoing state income tax audit.

Six Month Results

Current year net revenues for the six months totaled $233.6 million, compared to $248.4 million in the same period last year.

Direct segment revenues totaled $152.4 million for the six months ended August 2, 2014, a 2.5% increase over $148.7 million in the prior year comparable period. In the Company’s stores, current year-over-year net revenues grew 4.5%, reflecting the opening of nine full-line and six outlet stores during the past 12 months, which was partially offset by a comparable store sales decline. Total company comparable sales fell 6.4% for the six months (which includes a 14.3% decline in store sales, partially offset by a 5.0% increase in e-commerce sales, including eBay). Excluding eBay sales, total company comparable sales fell 9.1% for the six months.

For the six months, Indirect segment revenues decreased 18.6% to $81.2 million from $99.7 million in the prior year, primarily due to lower orders from the Company’s specialty retail accounts as well as a reduction in the number of specialty retail accounts.

Gross profit for the six months totaled $124.6 million, or 53.3% of net revenues, compared to $140.2 million, or 56.5% of net revenues, in the comparable prior year period. The year-over-year decline in gross margin rate was primarily related to overhead costs deleveraging and increased year-over-year promotional activity.

SG&A expense totaled $103.1 million, or 44.1% of net revenues, in the current year six months, compared to $103.6 million, or 41.7% of net revenues, in the prior year period.

Operating income totaled $23.6 million, or 10.1% of net revenues, in the current year six-month period, compared to operating income of $39.3 million, or 15.8% of net revenues, in the prior year period.

The effective tax rate was 39.6% for the six months compared to 38.2% in the prior year six months.

Cash flow from operations for the six months totaled $32.8 million, compared to $27.0 million for the same period last year. The improvement was driven primarily by a reduction in inventory levels.

Cash and cash equivalents as of August 2, 2014 totaled $79.1 million compared to $9.3 million at the end of last year’s second quarter. The Company had no debt outstanding at August 2, 2014. Quarter-end inventory was $112.0 million, below guidance of $118 million to $128 million and compared to $142.9 million last year. Net capital spending for the six months totaled $12.2 million.

Recent Events

On June 4, 2014, the Company entered into a five-year agreement with Mitsubishi Corporation Fashion Company and Look Inc. to import and distribute Vera Bradley products in Japan. As a result of moving to this wholesale business model, the Company will exit its direct business in Japan during the third quarter of fiscal 2015 and will account for this business as a discontinued operation from that point forward. The Company expects to incur pre-tax charges related to the exit from Japan during the third quarter of approximately $2.0 million, equating to $0.03 per share, which will be reflected in discontinued operations. Approximately $1.0 million of that amount relates to a non-cash charge for a currency translation loss that has accumulated in equity since entering the Japanese market over three years ago. The remaining charge relates to the write off of certain assets, employee severance, and other exit charges. The new wholesale business in Japan is included in the Indirect segment guidance below, but given that the new Look-operated distribution points are not expected to be opened until late in the year, the impact to the current year sales and earnings guidance is minimal.

On September 9, 2014, the Company’s board of directors approved a share repurchase program authorizing up to $40 million in common stock repurchases. The new share repurchase program expires in October 2016.

Third Quarter and Fiscal Year 2015 Outlook

For the third quarter of fiscal 2015, on a continuing operations basis, the Company expects:

•	Net revenues to be in the range of $123 million to $128 million compared to prior year third quarter revenues of $128.9 million.

•	The gross margin rate to range from 52.0% to 53.0% compared to 55.2% in the prior year third quarter.

•	SG&A as a percent of sales to range from 43.0% to 44.5% compared to 36.9% in the prior year third quarter.

•
Diluted earnings per share from continuing operations to be in the range of $0.18 to $0.20, based on diluted weighted-average shares outstanding of 40.7 million and an effective tax rate of 36.5%. Diluted earnings per share from continuing operations totaled $0.39 in the prior year third quarter.

The Company expects inventory to be $125 million to $135 million at the end of the third quarter, compared to $150.5 million at the end of last year’s third quarter.

For fiscal 2015, on a continuing operations basis, the Company expects:

•	Net revenues to be in the range of $520 million to $530 million compared to $530.9 million last year.

•	The gross margin rate to range from 52.5% to 53.5% compared to 55.0% last year.

•	SG&A as a percent of sales to range from 40.5% to 41.5% compared to 37.9% last year.

•
Diluted earnings per share from continuing operations to be in the range of $1.00 to $1.10, based on diluted weighted-average shares outstanding of 40.7 million and an effective tax rate of 38.5%. Diluted earnings per share from continuing operations totaled $1.48 last year.

•	Net capital spending of approximately $40 million.

Investor and Analyst Day

The Company will host an Investor and Analyst Day on Tuesday, October 7 in its New York City Design Center, located at 730 5th Avenue. If you are interested in attending, please RSVP to Julia Bentley, VP of Investor Relations and Communications, by September 19 at jbentley@verabradley.com. Please indicate your preference for the morning session (7:30 a.m. until 12:15 p.m.) or the afternoon session (1:00 p.m. until 5:15 p.m.). Space is limited.

Presenters will include:

•	Robert Wallstrom, Chief Executive Officer

•	Barbara Bradley Baekgaard, Co-Founder and Chief Creative Officer

•	Sue Fuller, EVP and Chief Merchandising Officer

•	Karen Peters, EVP of Wholesale and Retail

•	Angel Ilagan, EVP of Marketing

•	Kevin Sierks, EVP and Chief Financial Officer

Call Information

A conference call to discuss fiscal 2015 second quarter results is scheduled for today, Wednesday, September 10, 2014, at 9:30 a.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. Alternatively, interested parties may dial into the call at (888) 297-0356, and enter the access code

1567633. A replay of the call will be available shortly after the conclusion of the call and remain available through September 24, 2014. To access the recording, listeners should dial (877) 870-5176, and enter the access code 1567633.

About Vera Bradley, Inc.

Vera Bradley is a leading designer of women’s handbags and accessories, luggage and travel items, eyewear, stationery and gifts. Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand’s iconic designs and versatile styles offer women of all ages a colorful way to accessorize every look.

Vera Bradley offers a unique, multi-channel sales model as well as a focus on service and a high level of customer engagement. The Company sells its products through two reportable segments: Direct and Indirect. The Direct business consists of sales of Vera Bradley products through the Company’s full-line and factory outlet stores in the United States; department store locations in Japan; its websites, verabradley.com and verabradley.co.jp; eBay; and its annual outlet sale in Fort Wayne, Indiana. The Indirect business consists of sales of Vera Bradley products to approximately 3,000 specialty retail doors, substantially all of which are located in the United States, as well as select department stores, national accounts, third party e-commerce sites, and third-party inventory liquidation.

The Company’s commitment to breast cancer research continues to increase its reach through the Vera Bradley Foundation for Breast Cancer.

For more information about Vera Bradley (Nasdaq: VRA), visit www.verabradley.com/mediaroom.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement our growth strategies or manage our growing business; possible inability to successfully open new stores as planned; adverse changes in the cost of raw materials and labor used to manufacture our products; and possible adverse effects resulting from a significant disruption in our single distribution facility. For a discussion of these and other risks and uncertainties that could cause actual results to differ materially from those contained in our forward-looking statements, please refer to “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended February 1, 2014 and Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended August 2, 2014. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACTS:
Investors:
Julia Bentley, VP of Investor Relations and Communications
jbentley@verabradley.com
(260) 207-5116

Media:
877-708-VERA (8372)
Mediacontact@verabradley.com

Vera Bradley, Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)

	August 2, 2014	February 1, 2014	August 3, 2013
Assets
Current assets:
Cash and cash equivalents	$79,091	$59,215	$9,331
Accounts receivable, net	28,676	27,718	35,494
Inventories	112,023	136,923	142,864
Income taxes receivable	3,852	—	—
Prepaid expenses and other current assets	9,486	9,952	9,706
Deferred income taxes	14,307	13,094	12,372
Total current assets	247,435	246,902	209,767
Property, plant, and equipment, net	93,180	84,940	82,346
Other assets	847	1,085	1,438
Total assets	$341,462	$332,927	$293,551
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$19,633	$27,745	$26,224
Accrued employment costs	10,151	10,586	8,442
Other accrued liabilities	22,532	20,403	19,967
Income taxes payable	—	1,625	2,026
Total current liabilities	52,316	60,359	56,659
Deferred income taxes	3,849	4,643	6,123
Other long-term liabilities	14,628	12,778	11,300
Total liabilities	70,793	77,780	74,082
Shareholders’ equity:
Additional paid-in-capital	79,520	78,153	77,029
Retained earnings	192,167	178,002	143,330
Accumulated other comprehensive loss	(1,018)	(1,008)	(890)
Total shareholders’ equity	270,669	255,147	219,469
Total liabilities and shareholders’ equity	$341,462	$332,927	$293,551

Vera Bradley, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 2, 2014	August 3, 2013	August 2, 2014	August 3, 2013
Net revenues	$120,104	$125,372	$233,565	$248,405
Cost of sales	56,045	53,599	108,981	108,166
Gross profit	64,059	71,773	124,584	140,239
Selling, general, and administrative expenses	51,763	48,336	103,075	103,563
Other income	465	630	2,042	2,581
Operating income	12,761	24,067	23,551	39,257
Interest expense, net	24	82	104	223
Income before income taxes	12,737	23,985	23,447	39,034
Income tax expense	5,139	9,034	9,282	14,894
Net income	$7,598	$14,951	$14,165	$24,140
Basic weighted-average shares outstanding	40,686	40,603	40,663	40,592
Diluted weighted-average shares outstanding	40,719	40,623	40,722	40,624
Basic net income per share	$0.19	$0.37	$0.35	$0.59
Diluted net income per share	0.19	0.37	0.35	0.59

Vera Bradley, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Twenty-Six Weeks Ended
	August 2, 2014	August 3, 2013
Cash flows from operating activities
Net income	$14,165	$24,140
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant, and equipment	7,150	6,796
Provision for doubtful accounts	(63)	(117)
Loss on disposal of property, plant, and equipment	—	9
Stock-based compensation	1,962	1,820
Deferred income taxes	(2,007)	(1,039)
Changes in assets and liabilities:
Accounts receivable	(895)	(566)
Inventories	24,897	(11,507)
Prepaid expenses and other assets	704	1,640
Accounts payable	(11,271)	11,371
Income taxes payable	(5,477)	(5,068)
Accrued and other liabilities	3,591	(475)
Net cash provided by operating activities	32,756	27,004
Cash flows from investing activities
Purchases of property, plant, and equipment	(12,231)	(11,976)
Net cash used in investing activities	(12,231)	(11,976)
Cash flows from financing activities
Payments on financial-institution debt	—	(45,000)
Borrowings on financial-institution debt	—	30,000
Tax withholdings for equity compensation	(595)	(406)
Other financing activities, net	(47)	145
Net cash used in financing activities	(642)	(15,261)
Effect of exchange rate changes on cash and cash equivalents	(7)	(39)
Net increase (decrease) in cash and cash equivalents	$19,876	$(272)
Cash and cash equivalents, beginning of period	59,215	9,603
Cash and cash equivalents, end of period	$79,091	$9,331
Supplemental disclosure of cash flow information
Non-cash operating and investing activities
Property, plant, and equipment expenditures incurred but not yet paid	$3,159	$—

Vera Bradley, Inc.
Supplemental Statement of Income Second Quarter 20151
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended August 2, 2014			Thirteen Weeks Ended August 3, 2013
	As Reported	Discontinued Operations	Continuing Operations	As Reported	Discontinued Operations	Continuing Operations
Net revenues	$120,104	$1,144	$118,960	$125,372	$1,403	$123,969
Cost of sales	56,045	529	55,516	53,599	494	53,105
Gross profit	64,059	615	63,444	71,773	909	70,864
Selling, general, and administrative expenses	51,763	1,100	50,663	48,336	1,180	47,156
Other income	465	—	465	630	—	630
Operating income (loss)	12,761	(485)	13,246	24,067	(271)	24,338
Interest expense, net	24	—	24	82	—	82
Income (loss) before income taxes	12,737	(485)	13,222	23,985	(271)	24,256
Income tax expense	5,139	(178)	5,317	9,034	—	9,034
Net income	$7,598	$(307)	$7,905	$14,951	$(271)	$15,222
Basic weighted-average shares outstanding	40,686	40,686	40,686	40,603	40,603	40,603
Diluted weighted-average shares outstanding	40,719	40,719	40,719	40,623	40,623	40,623
Basic net income per share	$0.19	$(0.01)	$0.19	$0.37	$(0.01)	$0.37
Diluted net income per share	0.19	(0.01)	0.19	0.37	(0.01)	0.37

	Twenty-Six Weeks Ended August 2, 2014			Twenty-Six Weeks Ended August 3, 2013
	As Reported	Discontinued Operations	Continuing Operations	As Reported	Discontinued Operations	Continuing Operations
Net revenues	$233,565	$2,408	$231,157	$248,405	$2,877	$245,528
Cost of sales	108,981	1,023	107,958	108,166	976	107,190
Gross profit	124,584	1,385	123,199	140,239	1,901	138,338
Selling, general, and administrative expenses	103,075	2,367	100,708	103,563	2,329	101,234
Other income	2,042	—	2,042	2,581	—	2,581
Operating income (loss)	23,551	(982)	24,533	39,257	(428)	39,685
Interest expense, net	104	—	104	223	—	223
Income (loss) before income taxes	23,447	(982)	24,429	39,034	(428)	39,462
Income tax expense	9,282	(360)	9,642	14,894	—	14,894
Net income	$14,165	$(622)	$14,787	$24,140	$(428)	$24,568
Basic weighted-average shares outstanding	40,663	40,663	40,663	40,592	40,592	40,592
Diluted weighted-average shares outstanding	40,722	40,722	40,722	40,624	40,624	40,624
Basic net income per share	$0.35	$(0.02)	$0.36	$0.59	$(0.01)	$0.61
Diluted net income per share	0.35	(0.02)	0.36	0.59	(0.01)	0.60

1On June 4, 2014, the Company entered into a five-year agreement with Mitsubishi Corporation and Look Inc. to import and distribute Vera Bradley products in Japan. As a result of moving to this wholesale business model, the Company will exit its direct retail business in Japan in the third quarter. The supplemental schedule provided above recasts the Company's fiscal 2015 and fiscal 2014 thirteen and twenty-six weeks ended second quarter income statement to present the Japan results as discontinued operations.

Vera Bradley, Inc.
Supplemental Recast of Total Comparable Sales Growth Fiscal 2015 and 20141

(unaudited)

	Thirteen Weeks Ended		Fifty-two Weeks Ended	Thirteen Weeks Ended
	August 2, 2014	May 3, 2014	February 1, 2014	February 1, 2014	November 2, 2013	August 3, 2013	May 4, 2013
Comparable Sales excluding E-commerce & eBay	(14.2)%	(14.4)%	(5.7)%	(10.2)%	(6.5)%	(3.7)%	0.9%
Comparable Sales excluding eBay	(8.8)%	(9.4)%	(3.2)%	(8.6)%	(6.9)%	(1.6)%	10.9%
Total Comparable Sales	(5.3)%	(7.8)%	(2.0)%	(6.5)%	(5.0)%	(1.6)%	10.9%

[1]Effective the third quarter of fiscal 2015, the Company will include direct-to-consumer eBay sales in its total comparable sales calculations. The schedule above recasts historical comparable sales to include eBay sales.